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                                                                  EXHIBIT (b)(2)

                         DEUTSCHE BANK TRUST CORPORATION
                              31 WEST 52/ND/ STREET
                            NEW YORK, NEW YORK 10019

                                                              September 30, 2002



BCO Holding Company
BCO Acquisition Inc.
c/o Kelso & Company
320 Park Avenue
New York, NY 10022

Attention:  Thomas R. Wall, IV
            David Wahrhaftig
            Stanley De J. Osborne

       Re:  Jupiter Acquisition Financing Commitment Letter

Ladies and Gentlemen:

            We understand that BCO Holding Company ("Holdco") and certain other equity investors reasonably satisfactory to us (collectively, the "Equity Investors") intend to acquire the outstanding capital stock (the "Acquisition") of a company known to both of us as Jupiter (the "Acquired Business") through the merger of a wholly owned subsidiary of Holdco ("Newco") with the Acquired Business. As used herein, "Newco" means BCO Acquisition, Inc. prior to the merger referred to in preceding sentence and thereafter the corporation surviving such merger. We further understand that the funding requirements for the Acquisition (including the refinancing of existing senior subordinated notes of the Acquired Business (the "Refinancing") and related fees and expenses) will be approximately $331 million and such amount, together with ongoing working capital needs, will be provided solely from (i) an existing asset based facility of the Acquired Business (the "Existing Bank Facility") of up to $90 million of which up to $40 million will be drawn on the closing date of the Acquisition (the "Closing Date"), (ii) not less than a $101 million equity investment in Holdco (including rollover equity), the cash proceeds of which shall be contributed as common equity to Newco (the "Equity Financing"); provided that the cash portion of this $101 million may be reduced (by an amount up to $10 million) by the amount of any reduction in (A) actual transaction expenses as opposed to projected transaction expenses and/or (B) actual bank debt to be repaid on the Closing Date as opposed to the pro-

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jected amount of such bank debt, and (iii) the issuance and sale of Debt
Securities (as defined below). The Acquisition, the Refinancing, the borrowing under the Existing Bank Facility or, in lieu thereof, borrowings under a new credit facility as set forth in Section 2(c) (in either case, the "Bank Financing"), the Equity Financing, the bridge loan contemplated by this letter and the issuance and sale of the Debt Securities are herein collectively referred to as the "Transaction".

            In connection with the Transaction, you have engaged Deutsche Bank Securities Inc. ("DBSI") to sell or place senior debt securities of Newco (the "Debt Securities").

            You have requested that Deutsche Bank Trust Corporation (the "Lender") commit to provide to Newco funds in the amount of up to $190 million in the form of a senior bridge loan to be made available as described in Section 1 hereof (the "Bridge Loan").

            Accordingly, subject to the terms and conditions set forth or incorporated in this letter, the Lender agrees with you as follows:

            Section 1. Bridge Loan. The Lender hereby commits, subject to the terms and conditions hereof and in the Summary Term Sheet attached hereto as Exhibit A (the "Term Sheet"), to provide to Newco a senior bridge loan on the Closing Date in the aggregate principal amount of up to $190 million. The proceeds of the Bridge Loan shall be used solely to finance the Acquisition and to pay fees and expenses incurred in connection therewith. The principal terms of the Bridge Loan are summarized in the Term Sheet.

            Unless the Lender's commitment hereunder shall have been terminated pursuant to Section 7, the Lender shall have the exclusive right to provide the Bridge Loan or other bridge or interim financing required in connection with the Transaction.

            You hereby represent and covenant that to your knowledge, (a) all information other than Projections and Financial Statements (as defined below) taken as a whole which has been or is hereafter made available to the Lender by you or your representatives in connection with the transactions contemplated hereby (the "Information") will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact known to you and necessary to make the statements contained therein, in the light of the circumstances

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under which such statements were or are made, not misleading and (b) all financial statements of the Acquired Business (the "Financial Statements") that have been or will be made available to DBSI by Newco fairly present the consolidated financial position, the consolidated results of operations, the changes in stockholder equity, the cash flow and the other information included therein, as the case may be, for the periods or as of the dates therein set forth, in each case in accordance with the generally acceptable accounting principles ("GAAP") consistently applied during the periods involved, except as otherwise noted therein and except that the unaudited financial statements are subject to normal year end adjustments and lack footnotes and other presentation items required for full disclosure under GAAP and (c) all financial projections concerning the Acquired Business that have been or are hereafter made available to the Lender by you or your representatives in connection with the transactions contemplated hereby (the "Projections") have been or, in the case of Projections made available after the date hereof, will be prepared in good faith based upon reasonable assumptions (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control and that no assurance can be given that such Projections will be realized). You agree to supplement the Information and the Projections from time to time, to the extent there is material new information of which you become aware, until the termination of the Lender's commitment hereunder so that the representation and warranty made in the preceding sentence is correct as of such date. In arranging and syndicating the Bridge Loan, the Lender will be using and relying on the Information and the Projections. The Lender shall have the right to designate all or a portion of the Bridge Loan to be a senior subordinated obligation. The representations and covenants contained in this paragraph shall remain effective until a definitive financing agreement is executed or this letter otherwise terminates and thereafter the representations and covenants contained herein shall be terminated and of no further force and effect.

            Section 2. Financing Documentation. The making of the Bridge Loan will be governed by definitive loan and related agreements and documentation (collectively, the "Financing Documentation") in form and substance reasonably satisfactory to the Lender and to you. The Financing Documentation shall be prepared by Cahill Gordon & Reindel, special counsel to the Lender. The Financing Documentation shall contain such covenants, terms and conditions as are consistent with this letter and the Term Sheet and such other covenants, terms, conditions, representations, warranties, events of default and remedies

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provisions as shall be reasonably satisfactory to the Lender and you.

            Section 3. Conditions. The obligation of the Lender under Section 1 of this letter to provide the Bridge Loan is subject to fulfillment of the following conditions:

            (a) Acquisition Agreement. Newco and the Acquired Business shall have entered into an agreement relating to the Acquisition (the "Acquisition Agreement") on terms and in form and substance reasonably satisfactory to the Lender. The Acquisition Agreement shall not have been amended in any material respect without the Lender's consent, which consent shall not be unreasonably withheld. All conditions precedent to the Acquisition contained in the Acquisition Agreement shall have been performed or complied with in all material respects substantially on the terms set forth therein and not waived without the Lender's consent, which consent shall not be unreasonably withheld and simultaneously with the making of any Bridge Loan, the Acquisition shall have been consummated.

            (b) Financing Documentation. Newco and the Lender shall have entered into the Financing Documentation relating to the Bridge Loan and the transactions contemplated thereby consistent with this letter and the Term Sheet and otherwise in form and substance reasonably satisfactory to the Lender and Newco.

            (c) Bank Financing. The Lender shall be reasonably satisfied with the terms and conditions of the Existing Bank Facility, as amended to permit the Transactions. In lieu of satisfying this condition as to the Existing Bank Facility, Newco shall have the option to enter into a new credit facility (the "New Credit Facility") with a commercial lender or lenders or a syndicate of commercial lenders providing for borrowings of up to $90 million on terms and conditions reasonably satisfactory to the Lender (in either case, collectively with all documents and instruments related thereto or delivered in connection therewith, the "Bank Documents"). The Bank Documents shall be in full force and effect and the parties thereto shall be in compliance in all material respects with all material agreements thereunder. The Lender acknowledges the terms of the New Credit Facility set forth in the Commitment Letter dated the date hereof from Deutsche Bank Trust Company Americas are acceptable to the Lender.

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            (d) Existing Senior Subordinated Notes. A majority of the
       outstanding senior subordinated notes (the "Existing Notes") of the Acquired Business shall have been repurchased, retired, redeemed or otherwise acquired by the Acquired Business or Newco and canceled pursuant to the terms of the governing indenture and such governing indenture shall have been amended to permit the Transaction on terms reasonably satisfactory to the Lender. On the Closing Date, Newco shall have called for redemption the Existing Notes then outstanding.

            (e) Equity Financing. On or prior to the Closing Date, Holdco shall have received an equity investment of not less than $101 million, which shall be provided by the Equity Investors (including rollover equity) and the cash proceeds thereof shall have been contributed as common equity to Newco; provided that the cash portion of this $101 million may be reduced (by an amount up to $10 million) by the amount of any reduction in (i) actual transaction expenses as opposed to projected transaction expenses and/or (ii) actual bank debt to be repaid at closing as opposed to the projected amount of such bank debt. The terms and conditions of the Equity Financing shall be reasonably satisfactory to the Lender.

            (f) No Adverse Change or Development, Etc.
         (i) Nothing shall have occurred since September 30, 2001 (and the Lender shall have become aware of no facts or conditions not previously known to the Lender) which has had or would reasonably be expected to have a material adverse effect on the rights or remedies of the Lender, or on the ability of Newco to perform its obligations to the Lender or which has had or would reasonably be expected to have a materially adverse effect on the business, property, assets, liabilities, financial condition or results of operations or prospects of Newco after giving effect to the Transaction; (ii) a banking moratorium shall not have been declared by New York or United States authorities; and
         (iii) after the date of this letter, there shall not have been any material change in the financial markets of the United States which in the reasonable judgment of the Lender would materially and adversely affect the ability to sell or place the Debt Securities.

            (g) Capital Structure. The pro forma consolidated capital structure of Newco, after giving effect to the Transaction, shall be consistent with the capital structure contemplated herein, and other than the Bridge Loan,

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       the Bank Financing and other indebtedness reasonably satisfactory to the
       Lender, Newco and its subsidiaries, after giving effect to, and upon consummation of, the Transaction, shall have no outstanding indebtedness for money borrowed.

            (h) Opinions. As of the Closing Date, the Lender shall have received a legal and other opinions (including with respect to solvency) from persons, and covering matters, reasonably acceptable to the Lender.

            (i) Due Diligence. DBSI shall have completed and be reasonably satisfied with its continuing environmental due diligence; it being understood and agreed that DBSI has substantially completed all of its environmental due diligence investigation of Jupiter, that DBSI is satisfied with the results of all of its environmental due diligence to date and that DBSI believes it can complete its remaining environmental due diligence, including site assessments by its environmental consultants, in approximately two to three weeks; provided that, if DBSI does not notify you within three weeks from the date of this letter that this condition has not been satisfied, it will be deemed satisfied.

            (j) Pro Forma Financial Tests. On a pro forma basis after giving effect to the Transaction, (a) Newco and its subsidiaries shall have a ratio of (i) pro forma total indebtedness outstanding on the Closing Date to (ii) pro forma EBITDA (in each case, as defined in a manner reasonably satisfactory to the Lender and you) for the twelve-month period of the Acquired Business ending on the most recent fiscal quarter prior to the Closing Date for which financial statements are available (the "Applicable Period") not to exceed 4.25 to 1 and (b) pro forma EBITDA for the Applicable Period of not less than $54.0 million. All pro forma adjustments shall be reasonably satisfactory to the Lender and you.

            (k) Minimum Ratings Condition. The Bridge Loan or other unsecured senior long-term debt obligations of Newco (that do not have any credit support by any party other than Newco and its subsidiaries) have received a rating of better than CCC+ by Standard & Poor's and a rating of better than Caa1 by Moody's.

            (l) Take-Out Bank. You shall have engaged DBSI (the "Take-Out Bank") to publicly offer or privately place the

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       Debt Securities, the proceeds of which will be used either to fund the
       Acquisition or to prepay in whole or in part the Bridge Loan. Newco shall have prepared an offering memorandum relating to the issuance of the Debt Securities (which offering memorandum shall contain audited, unaudited and pro forma financial statements meeting the requirements of Regulation S-X under the Securities Act of 1933, as amended, of the Acquired Business for the periods required of a registrant on Form S-1) on or before December 31, 2002 and the Take-Out Bank shall have been afforded the opportunity to market (regardless of the status of the market) such Debt Securities pursuant to such offering memorandum for at least a 45-day period; provided, however, that such marketing period shall expire on February 27, 2003 if Newco has delivered such offering memorandum on or before December 31, 2002 and Newco shall otherwise have complied with the provisions of this clause (l). Newco shall have used reasonable commercial efforts to assist the Take-Out Bank in marketing the Debt Securities, including, without limitation, using reasonable commercial efforts to prepare the offering memorandum relating thereto, using reasonable commercial efforts to make senior management of the Acquired Business and other representatives of you and the Acquired Business available (at mutually agreeable times) to participate in meetings with prospective investors and using reasonable commercial efforts to provide such information and assistance as the Take-Out Bank shall have reasonably requested during the course of such marketing process.

            Section 4. Fee Letter. You agree to comply with the provisions set forth in the fee letter from the Lender to you dated the date hereof (the "Fee Letter").

            Section 5. Indemnification and Contribution. You agree to indemnify the Lender and each of its affiliates and each person in control of the Lender and each of its affiliates and the respective officers, directors, employees, agents and representatives of the Lender and its affiliates and control persons, as and to the extent provided in the Indemnity Letter dated the date hereof (the "Indemnity Letter") and attached hereto.

            Section 6. Expenses. In addition to any fees that may be payable to the Lender hereunder if the Bridge Loan is funded or, if the Transactions are not consummated and we have not breached our obligations hereunder, to the extent Newco receives a "bust-up" fee and/or expense reimbursement sufficient

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to pay all costs, expenses, fees and disbursements in connection with the transactions contemplated hereby, including any such costs, expenses, fees and disbursements payable pursuant hereto, from the Acquired Business or other third party source, you hereby agree to reimburse the Lender for all reasonable fees and disbursements of legal counsel, including but not limited to the reasonable fees and disbursements of Cahill Gordon & Reindel, the Lender's special counsel, and all of the Lender's reasonable travel and other reasonable out-of-pocket expenses incurred in connection with the Transaction or otherwise arising out of the Lender's commitment hereunder.

            Section 7. Termination. The Lender's commitment hereunder to provide the Bridge Loan shall terminate, unless expressly agreed to by the Lender in its sole discretion to be extended to another date, on the earlier of (A) February 28, 2003 if no portion of the Bridge Loan has been funded and (B) the termination of the Acquisition Agreement in accordance with the terms thereof. No such termination of such commitment shall affect your obligations under Sections 5 and 6 hereof or this Section 7, which shall survive any such termination. All other provisions of this letter shall terminate upon any such termination of such commitment. Newco's representations, warranties, covenants and obligations under this letter shall automatically terminate and be superseded by the provisions of the definitive Financing Documentation upon the earliest initial funding under such documentation, whereupon Newco shall automatically be released from all liabilities and obligations under this letter.

            Section 8. Assignment; Syndication. This letter shall not be assignable by any party hereto without the prior written consent of the other parties (other than, in the case of the Lender, to an affiliate of the Lender, it being understood that any such affiliate shall be subject to the restrictions set forth in this letter including without limitation this Section 8); provided, however, that the Lender shall have the right, in its sole discretion, to syndicate the Bridge Loan and its commitment with respect thereto among banks or other financial institutions pursuant to the Financing Documentation or otherwise and to sell, transfer or assign all or any portion of, or interests or participations in, the Bridge Loan and its commitment with respect thereto and any notes issued in connection therewith. You agree to use your reasonable commercial efforts, whether prior to or after the funding date of any Bridge Loan, to assist the Lender in syndicating the Bridge Loan or its commitment with respect thereto, including, without limitation, in connection with (x) the preparation of an infor-

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mation package regarding the Transaction, including the Information and the
Projections described in Section 1 hereof, and (y) meetings and other communications with prospective Lenders, including using reasonable efforts to make senior management of the Acquired Business and other representatives of you and the Acquired Business available (at mutually agreeable times) to participate in such meetings.

            Section 9. Miscellaneous. THIS LETTER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES GOVERNING CONFLICTS OF LAWS, AND ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM, ACTION, SUIT OR PROCEEDING ARISING OUT OF OR CONTEMPLATED BY THIS COMMITMENT LETTER IS HEREBY WAIVED. EACH OF THE LENDER AND YOU HEREBY SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF THE FEDERAL AND NEW YORK STATE COURTS LOCATED IN THE CITY OF NEW YORK IN CONNECTION WITH ANY DISPUTE RELATED TO THIS COMMITMENT LETTER OR ANY MATTERS CONTEMPLATED HEREBY. This letter may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.

            The Lender reserves the right to employ the services of its affiliates (including DBSI) in providing services contemplated by this letter and to allocate, in whole or in part, to its affiliates certain fees payable to the Lender in such manner as the Lender and its affiliates may agree in their sole discretion. You acknowledge that, in connection with this engagement, the Lender may share with any of its affiliates (including DBSI) and such affiliates may share with the Lender (in each case, subject to any confidentiality agreements of DBSI, the Lender, Newco or any of their respective affiliates applicable thereto), any information related to you or your affiliates, the Acquired Business (including information relating to creditworthiness) or the Transaction.

            This letter and the Term Sheet (collectively, the "Commitment Letter") are furnished for your benefit, and may not be relied upon by any other person or entity. You agree that this Commitment Letter is for your confidential use only and that, except as required by law, neither its existence nor the terms hereof will be disclosed by you to any person other than your officers, directors, employees, accountants, attorneys and other advisors, and then only on a "need to know" basis in connection with the transactions contemplated hereby and on a confidential basis. Notwithstanding the foregoing, following your acceptance of the provisions hereof and your return of an executed counterpart of this Commitment Letter to us as

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provided below, (i) you shall be permitted to furnish a copy hereof to the
Acquired Business and its advisors in connection with the proposed Acquisition,
(ii) you may make public disclosure of the existence and amount of the commitments hereunder and of the identity of the Lender, (iii) you may file a copy of this Commitment Letter in any public record in which it is required by law to be filed and (iv) you may make such other public disclosure of the terms and conditions hereof as, and to the extent, you are required by law, in the opinion of your counsel, to make. Except as otherwise required by law or unless the Lender has otherwise consented, you are not authorized prior to your acceptance of this letter as provided below to show or circulate this letter to any other person or entity (other than (x) your legal and financial advisors in connection with your evaluation hereof and (y) to the Acquired Business and its advisors in connection with the proposed Acquisition).

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            If you are in agreement with the foregoing, please sign and return to the Lender at 31 West 52/nd/ Street, New York, New York 10019 the enclosed copy of this letter no later than 6:00 p.m., New York time, on October 4, 2002, whereupon the undertakings of the parties shall become effective to the extent and in the manner provided hereby. This offer shall terminate if not so accepted by you on or prior to that time.

                                         Very truly yours,

                                         DEUTSCHE BANK TRUST CORPORATION


                                         By:    /s/ Ryan Zanin
                                             -----------------------------------
                                             Name:  Ryan Zanin
                                             Title: Managing Director

Accepted and Agreed to as of
the date first above written:

BCO HOLDING COMPANY


By:   /s/ James J. Connors II
   ----------------------------
   Name:  James J. Connors II
   Title: Vice President

BCO ACQUISITION INC.


By:   /s/ James J. Connors II
   ----------------------------
   Name:  James J. Connors II
   Title: Vice President